                                                                  EXHIBIT 2(a)

                       CALBIOCHEM-NOVABIOCHEM CORPORATION

                   CALBIOCHEM-NOVABIOCHEM INTERNATIONAL, INC..

                                       AND

                             ONCOGENE SCIENCE, INC.

                            ------------------------

                            ASSET PURCHASE AGREEMENT

                            ------------------------






                           ---------------------------

                            Dated as of June 26, 1995

                           ---------------------------
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
                                TABLE OF CONTENTS

                                                                                                               Page
SECTION 1.  DEFINITIONS...........................................................................................1

SECTION 2.  PURCHASE AND SALE OF THE PURCHASED PROPERTY...........................................................8
         SECTION 2.1.  Transfer of Assets.........................................................................8
         SECTION 2.2.  Sale at Closing Date.......................................................................8
         SECTION 2.3.  Subsequent Documentation...................................................................8
         SECTION 2.4.  Assumption of Assumed Contracts;
                                     Exclusion of Excluded Liabilities............................................8

SECTION 3.  PURCHASE PRICE........................................................................................9
         SECTION 3.1.  Purchase Price.............................................................................9
         SECTION 3.2.  Payment of Purchase Price..................................................................9
         SECTION 3.3.  Post-Closing Adjustment to Purchase Price.................................................10
         SECTION 3.4   Allocation of Purchase Price..............................................................10

SECTION 4.  CLOSING..............................................................................................11

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF THE
         SELLER..................................................................................................11
         SECTION 5.1.  Corporate Organization....................................................................11
         SECTION 5.2.  Qualification to Do Business..............................................................12
         SECTION 5.3.  Authorization and Validity o fAgreement...................................................12
         SECTION 5.4.  No Conflict or Violation..................................................................12
         SECTION 5.5.  Consents and Approvals....................................................................12
         SECTION 5.6.  Good Title; Necessary Assets and Rights...................................................13
         SECTION 5.7.  Financial Information.....................................................................13
         SECTION 5.8.  Absence of Certain Changes or Events......................................................13
         SECTION 5.9.  Tax Matters...............................................................................15
         SECTION 5.10. Warranties................................................................................15
         SECTION 5.11. Cambridge Lease...........................................................................15
         SECTION 5.12. Equipment and Machinery...................................................................16
         SECTION 5.13. Intellectual Property; Intangible Assets..................................................16
         SECTION 5.14. Licenses and Permits......................................................................17
         SECTION 5.15. Compliance with Law.......................................................................18
         SECTION 5.16. Litigation................................................................................18
         SECTION 5.17. Assumed Contracts.........................................................................19
         SECTION 5.18. Prepaid Expenses..........................................................................19
         SECTION 5.19. Inventories...............................................................................19

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
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
         SECTION 5.20. Cell Lines; Biological Materials..........................................................20
         SECTION 5.21. Employee Plans............................................................................20
         SECTION 5.22  Compensation..............................................................................21
         SECTION 5.23. Customers, Suppliers and Distributors.....................................................21
         SECTION 5.24. Insurance.................................................................................22
         SECTION 5.25. Labor Matters; Employment Agreements......................................................22
         SECTION 5.26. Products Liability........................................................................22
         SECTION 5.27. Environmental Matters.....................................................................23
         SECTION 5.28. Accuracy of Information...................................................................24

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF THE BUYER..........................................................25
         SECTION 6.1.  Corporate Organization....................................................................25
         SECTION 6.2.  Qualification to Do Business..............................................................25
         SECTION 6.3.  Authorization and Validity of Agreement...................................................25
         SECTION 6.4.  No Conflict or Violation..................................................................25
         SECTION 6.5.  Consents and Approvals....................................................................26

SECTION 7.  COVENANTS OF THE SELLER..............................................................................26
         SECTION 7.1. Conduct of Business Before the
                            Closing Date.........................................................................26
         SECTION 7.2.  Consents and Approvals....................................................................28
         SECTION 7.3.  Notice of Breach..........................................................................28
         SECTION 7.4.  Access to Properties and Records..........................................................28
         SECTION 7.5.  Negotiations..............................................................................29
         SECTION 7.6.  Best Efforts..............................................................................29
         SECTION 7.7.  Covenant Not To Compete...................................................................29
         SECTION 7.8.  Non-Solicitation of Employees.............................................................30
         Section 7.9   Cooperation Regarding Receivables.........................................................30
         Section 7.10. Diagnostic Business Inventory Build.......................................................30
         Section 7.11. Preparation of Financial Statements.......................................................31
         Section 7.12. Accounts Payable..........................................................................31

SECTION 8.  COVENANTS OF THE PARENT AND BUYER....................................................................31
         SECTION 8.1.  Actions Before Closing Date...............................................................31
         SECTION 8.2.  Consents and Approvals....................................................................31
         SECTION 8.3.  Best Efforts..............................................................................31
         Section 8.4   Non-Solicitation of Employees.............................................................32
         Section 8.5   Cooperation Regarding Receivables.........................................................32
         Section 8.6   Guarantee of Obligations of The Buyer.....................................................32

SECTION 9.  EMPLOYEES AND EMPLOYEE PLANS.........................................................................32
         SECTION 9.1.  Offer of Employment.......................................................................32
         SECTION 9.2   Seller Savings Plan.......................................................................33
         SECTION 9.3   Flexible Spending Accounts................................................................33

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
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
SECTION 10.  BULK SALES LAW......................................................................................33

SECTION 11. INDEMNIFICATION......................................................................................33
         SECTION 11.1.  Indemnification by the Seller............................................................33
         SECTION 11.2.  Indemnification by the Buyer.............................................................34
         SECTION 11.3.  Procedures for Indemnification by the
                          Buyer..................................................................................35
         SECTION 11.4  Limitations...............................................................................36
         SECTION 11.5  Environmental Liability After Closing.....................................................36

SECTION 12.  CONDITIONS PRECEDENT TO PERFORMANCE BY THE
                 SELLER..........................................................................................37
         SECTION 12.1.  Representations and Warranties of
                          the Buyer..............................................................................37
         SECTION 12.2.  Performance of the Obligations of
                          the Buyer..............................................................................37
         SECTION 12.3.  Consents and Approvals...................................................................37
         SECTION 12.4.  No Violation of Orders...................................................................37
         SECTION 12.5.  Delivery of Ancillary Agreements.........................................................38
         SECTION 12.6.  Opinion of Buyer's Counsel...............................................................38
         SECTION 12.7.  Other Closing Documents..................................................................39
         SECTION 12.8.  Legal Matters............................................................................39


SECTION 13.  CONDITIONS PRECEDENT TO PERFORMANCE BY THE
                 BUYER...........................................................................................39
         SECTION 13.1.  Representations and Warranties of
                          the Seller.............................................................................39
         SECTION 13.2.  Performance of the Obligations of
                          the Seller.............................................................................40
         SECTION 13.3.  Consents and Approvals...................................................................40
         SECTION 13.4.  No Violation of Orders...................................................................40
         SECTION 13.5.  Delivery of Ancillary Agreements.........................................................40
         SECTION 13.6.  No Material Adverse Change...............................................................40
         SECTION 13.7.  Opinion of Counsel.......................................................................40
         SECTION 13.8.  Other Closing Documents..................................................................42
         SECTION 13.9.  Legal Matters............................................................................42


SECTION 14.  TERMINATION.........................................................................................43
         SECTION 14.1.  Conditions of Termination................................................................43
         SECTION 14.2.  Effect of Termination....................................................................43

SECTION 15.  MISCELLANEOUS.......................................................................................43
         SECTION 15.1.  Successors and Assigns...................................................................43

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
         SECTION 15.2.  Governing Law, Jurisdiction..............................................................43
         SECTION 15.3.  Expenses.................................................................................44
         SECTION 15.4.  Broker's and Finder's Fees...............................................................44
         SECTION 15.5   Access to Records........................................................................44
         SECTION 15.6.  Force Majeure............................................................................45
         SECTION 15.7   Survival.................................................................................45
         SECTION 15.8.  Severability.............................................................................45
         SECTION 15.9.  Notices..................................................................................45
         SECTION 15.10. Amendments; Waivers......................................................................46
         SECTION 15.11. Public Announcements.....................................................................47
         SECTION 15.12. Entire Agreement.........................................................................47
         SECTION 15.13. Parties in Interest......................................................................47
         SECTION 15.14. Section and Paragraph Headings...........................................................47
         SECTION 15.15. Counterparts.............................................................................47

                                       iv
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
                                INDEX OF EXHIBITS

A            Cambridge Sublease
B            New Products License Agreement
C            Oncogene Science Tradename License Agreement
D            Shared Services Agreement
E            Shared Intellectual Property License
F            Transition Services Agreement

                               INDEX TO SCHEDULES

1.0          Research Products under Development
5.5          Consents, Waivers, Authorizations and Approvals
5.7          Financial Data
5.8          Material Changes or Events
5.10         Warranties on Products
5.11         Cambridge Lease Exceptions
5.12         Equipment and Machinery
5.13         Intellectual Property
5.14         Licenses and Permits
5.16         Litigation
5.17         Principal Assumed Contracts
5.18         Prepaid Expense
5.19         Inventory
5.21         Seller Plans
5.23         Principal Customers, Suppliers, Distributors and
             Sales Agents
5.27         Environmental Matters
7.10         Diagnostic Inventory Production Quantities
9.1          Prospective Transferred Employees

                            ASSET PURCHASE AGREEMENT

                  THIS ASSET PURCHASE AGREEMENT, dated as of June 26, 1995 by and among ONCOGENE SCIENCE, INC., a Delaware corporation (the "Seller"), CALBIOCHEM-NOVABIOCHEM CORPORATION, a California corporation (the "Buyer") and CALBIOCHEM-NOVABIOCHEM INTERNATIONAL, INC., a Delaware corporation (the "Parent").

                              W I T N E S S E T H:

                  WHEREAS, the Seller is a biopharmaceutical company which is engaged in its Cambridge, Massachusetts facility in both a diagnostics business and a research products business;

                  WHEREAS, the research products business markets research reagents, kits and other research tools to the academic research market, clinical research market and industrial research market;

                  WHEREAS, the Seller has decided to sell its research products business, while retaining the right in connection with its diagnostics business to manufacture and sell research products to the clinical research market;

                  WHEREAS, the Buyer desires to purchase the research products business and to conduct such business in the academic research market, clinical research market and industrial research market, recognizing that the Seller will continue to have the right to manufacture and sell products to the clinical research market and diagnostic products to the diagnostic market; and

                  WHEREAS, the Buyer desires to purchase certain assets of such research products business from the Seller, and the Seller desires to sell such assets to the Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereby agree as follows:

                  SECTION 1.  DEFINITIONS

                  As used in this Agreement, the following terms shall have the following meanings:

                  "Affiliate" shall mean, with respect to any Person, any Person which directly or indirectly through stock ownership or through other arrangements, either controls, is controlled by or is under common control with such Person;

                  "Allocation Statement" -- See Section 3.4;

                  "Ancillary Agreements" shall refer collectively to the Cambridge Sublease, the New Products License Agreement, the Oncogene Science Tradename License Agreement, the Shared Services Agreement, the Shared Intellectual Property License and the Transition Services Agreement.

                  "Assumed Contracts" shall mean, collectively, the Distributorship Agreements, Equipment Leases, License Agreements, Purchase Orders, Sales Orders, and such other contracts to which the Seller is a party relating to the Business as are described in Section 5.17 hereto;

                  "Business" shall mean the research, development, manufacture, worldwide distribution and sale of research reagent products, for sale into the academic, clinical and industrial research markets, including without limitation such products as monoclonal and polyclonal antibodies, DNA probes, transcription factors, growth factors, growth factor receptors, and lymphoid cell surface markers, as such business is currently being conducted by Seller;

                  "Business Day" shall mean days other than Saturdays, Sundays and days on which banks in New York are authorized or obligated by law to be closed;

                  "Buyer's FSAs" shall mean the flexible spending accounts relating to the Health Care Reimbursement Accounts and Dependent Care Reimbursement Accounts maintained by the Buyer under the Calbiochem-Novabiochem Corporation Flexible Benefit Plan.

                  "Cambridge Lease" -- See Section 5.11;

                  "Cambridge Sublease" shall mean the sublease to be entered into by the Buyer and the Seller relating to a portion of the Seller's facility at 80-84 Rogers Street, Cambridge, Massachusetts, the principal terms of which are set forth on Exhibit A;

                  "Cell Lines" shall mean all cell lines, sibling cell lines, strains, cultures and other biological or biochemical source stocks used by the Seller in the Business;

                  "Closing" -- See Section 4;

                  "Closing Date" -- See Section 4;

                  "COBRA" shall mean the provisions of the Code, ERISA and the Public Health Service Act enacted by Sections 10001 through 10003 of the Consolidated Omnibus Budget Reconciliation Act of 1985 (P.L.99-272), including any subsequent amendments to such provisions.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended;

                  "Diagnostic Business" shall mean Seller's ongoing business, including but not limited to its collaboration with Becton, Dickinson and Company, to develop, manufacture and sell certain research products to the clinical research market and to develop, make, use and sell clinical products for the clinical diagnostic and therapeutic markets, which includes furnishing certain research reagents to clinical researchers.

                  "Distributorship Agreements" shall mean the distributorship agreements of the Seller relating to the sale and distribution of the Products (other than the agreement with its distributor in Belgium, France, and Israel);

                  "Environmental Laws" -- See Section 5.27;

                  "Equipment and Machinery" shall mean (i) all the equipment, machinery, furniture, tooling, spare parts, and supplies that are (x) owned by the Seller, (y) located at the Premises and (z) utilized by Seller in connection with the manufacturing, administrative, sales and marketing functions of the Business; (ii) all the replacements for any of the foregoing owned by the Seller, (iii) any rights of the Seller to the warranties (to the extent assignable) and licenses received from manufacturers and sellers of the aforesaid items and (iv) any related claims, credits, rights of recovery and set-off with respect thereto;

                  "Equipment Leases" shall mean those lease agreements to which the Seller is a party relating to the Leased Equipment and Machinery.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                  "Excluded Liabilities" -- See Section 2.4;

                  "Files and Records" shall mean all files and records, whether in hard copy or magnetic format, of the Seller relating to the Business or the Purchased Property, including, without limitation, the following types of files and records relating to the Business: customer and supplier lists; customer correspondence, including complaint files and customer specifications; copies of financial schedules, records, spread sheets, purchase orders, check registers and similar financial records pertaining to the Business; correspondence with licensors and other members of the academic, clinical and scientific community relating to research products; product manufacturing data, including batch manufacturing records and quality control records; product catalogue data bases; equipment maintenance records, equipment warranty information, laboratory plans, specifications and drawings, and equipment drawings; all files relating to those employees of the Business to be employed by the Buyer following the Closing; correspondence with national, state and local governmental agencies relating to the operation of the Business and related files and records of the Seller;

                  "Financial Data" -- See Section 5.7;

                  "Hazardous Substance" -- See Section 5.27;

                  "Independent Accounting Firm" -- See Section 3.4;

                  "Intangible Assets" shall mean all intangible personal property rights (other than the Intellectual Property) owned or held by the Seller and relating exclusively to the Business, including, without limitation, all goodwill of the Seller relating to the Business, all software, software systems, databases and all other information systems (including Market Force) used in the Business, the current toll free "800" telephone numbers utilized by the Seller in connection with the Business, and all rights on the part of the Seller to proceeds of any insurance policies and all claims on the part of the Seller for recoupment, reimbursement and coverage under any insurance policies, in each case in connection with the Business;

                  "Intellectual Property" shall mean (i) those letters patent and patent applications, owned by Seller and utilized exclusively in the Business, and (ii) the trademarks, service marks, trade names, (in each case other than the mark or name "Oncogene Science" or a derivative thereof), copyrights, know-how relating to the manufacture or development of Products, trade secrets and licenses and rights with respect to the foregoing that the Seller owns or possesses the rights to use relating to the Purchased Property or the operations of the Business, including, without limitation, the copyrights to all product catalogues of the Business, new product guides and other supplements published in connection with the Business, the "Oncogene Science Guide to Literature Citations", advertising copy used in connection with the Business, art-work related to the Business (including the Oncogene Science Wall Chart), the trademarks "Discovery Tools," and "Transcript" and those other items listed in
Schedule 5.13;

                  "Inventory" shall mean (i) all the finished goods, raw materials, work in progress and inventoriable supplies owned by the Seller on the Closing Date and held for use in the operations of the Business and (ii) any and all rights of the Seller to the warranties received from its suppliers with respect to such inventory (to the extent assignable) and related claims, credits, rights of recovery and set-off with respect thereto;

                  "Inventory Value" -- See Section 3.3;

                  "knowledge of Seller" as used in this Agreement shall mean the conscious knowledge of executive officers of Seller and general management personnel of the Business;

                  "Leased Equipment and Machinery" all equipment, machinery and furniture utilized by Seller in the Business that are held by Seller under one or more equipment leases and that, if owned, would constitute Equipment and Machinery as defined above.

                  "License Agreements" shall mean those license agreements to which the Seller is a party which provide the Seller with rights to technology or products used or useful in the conduct of the business, including without limitation, software licenses and those license agreements relating to the manufacture, use and sale of any of the Products.

                  "Licenses and Permits" -- See Section 5.14;

                  "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement.

                  "New Products License Agreement" shall mean the agreement to be entered into by the Buyer and the Seller relating to the license by the Seller of the research reagents and products that are derived from the Seller's cancer diagnostic development program, the principal terms of which are set forth on Exhibit B;

                  "Oncogene Science Tradename License Agreement" shall mean the agreement to be entered into by the Buyer and the Seller relating to the granting of the right to use the Oncogene Science name in connection with the sale of Products to the research market, the principal terms of which are set forth on Exhibit C;

                  "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government;

                  "Plans" -- See Section 5.21(a);

                  "Premises" shall mean the premises occupied by Seller at 80-84 Rogers Street, Cambridge, Massachusetts, all as more particularly described in the lease agreement, as amended between Seller, as successor by assignment from Applied bioTechnology Inc. and Trustees of The Cambridge East Trust, dated November 1991, a copy of which has previously been furnished by Seller to Buyer;

                  "Products" shall mean (i) the products manufactured and sold (including, but not limited to, the Seller's complete line of research products contained in the Seller's 1995 product catalogue, but excluding TransProbe-1(R) and TransProbe Light(TM)) in connection with the Business as of the Closing Date (including, but not limited to, any product necessary and useful for the performance of any Assumed Contract) and (ii) those products which are in the process of development for manufacturing by the Seller listed on Schedule 1.0 hereto;

                  "Purchase Orders" shall mean all the Seller's outstanding purchase orders, contracts or other commitments to suppliers of goods and services for materials, supplies or other items used in the Business;

                  "Purchase Price" -- See Section 3.1;

                  "Purchased Property" shall mean the Assumed Contracts, Cell Lines, Equipment and Machinery, Files and Records, Intangible Assets, Intellectual Property, Inventory, any prepaid expenses and other assets relating exclusively to the operations of the Business on the Closing Date;

                  "Sales Orders" shall mean all the Seller's sales orders, contracts or other commitments to purchasers of goods and services of the Business;

                  "Seller Plans" -- See Section 5.21;

                  "Seller Savings Plan" shall mean the Oncogene Science, Inc. Savings and Investment Plan;

                  "Seller's FSAs" shall mean the flexible spending accounts relating to the Health Care Reimbursement Accounts and Dependent Care Reimbursement Accounts maintained by the Seller under the Oncogene Science Flexible Spending Plan.

                  "Shared Services Agreement" shall mean the agreement to be entered into by the Buyer and the Seller relating to the sharing of facilities and services at the Premises, the principal terms of which are set forth on Exhibit D;

                  "Shared Intellectual Property License" shall mean the license agreement to be entered into by the Buyer and the Seller relating to the license to Buyer of rights under patents of Seller and technology disclosed in patent applications of Seller, that are used and useful in the manufacture, use and sale of the Products, but which have other uses in Seller's other businesses, the principal terms of which are set forth on Exhibit E;

                  "Taxes" shall mean for all purposes of this Agreement all taxes however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any governmental body, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workmen's compensation taxes and other obligations of the same or a similar nature, whether arising before, on or after the Closing; and "Tax" shall mean any one of them;

                  "Tax Returns" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any governmental body in connection with the determination, assessment, collection or administration of any Taxes;

                  "Transferred Employees" -- See Section 9.1;

                  "Transition Services Agreement" shall mean the agreement to be entered into by the Buyer and the Seller relating to the provision by the Seller to the Buyer of certain services, including without limitation, administrative and management information systems and financial reporting services, the principal terms of which are set forth on Exhibit F;

                  "W.A.R.N." shall mean the Worker Adjustment and Retraining Notification Act, as codified at 29 U.S.C, SectionSection 2101-2109, and the regulations promulgated thereunder.

                  SECTION 2. PURCHASE AND SALE OF THE PURCHASED

PROPERTY.

                  SECTION 2.1. Transfer of Assets. Subject to the terms and upon the conditions herein set forth, the Seller shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase and accept from the Seller, on the Closing Date, all right, title and interest of the Seller in and to the Purchased Property, free and clear of any Lien.

                  SECTION 2.2. Sale at Closing Date. The sale, transfer, assignment and delivery by the Seller of the Purchased Property to the Buyer, as herein provided, shall be effected on the Closing Date by bills of sale, endorsements, assignments and other instruments of transfer and conveyance reasonably satisfactory in form and substance to counsel for the Buyer.

                  SECTION 2.3. Subsequent Documentation. The Seller shall, at any time and from time to time after the Closing Date, upon the request of the Buyer, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further assignments, transfers and conveyances as may be required for the better assigning, transferring, granting, conveying and confirming to the Buyer or its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Purchased Property.

                  SECTION 2.4. Assumption of Assumed Contracts; Exclusion of Excluded Liabilities. On the Closing, the Buyer shall assume and agree to pay, perform and discharge when due all of the obligations, debts and liabilities of Seller under the Assumed Contracts. Such assumption shall be pursuant to an assignment and assumption agreement in form and substance reasonably satisfactory to counsel for the Buyer and the Seller. The Buyer shall not assume or pay, perform or discharge, nor shall the Buyer be responsible, directly or indirectly, for any other debts, obligations, contracts, or liabilities of the Seller, including without limitation any liabilities for accounts payable, long or short term indebtedness, Taxes or product liability actions arising from the sale of any Products prior to the Closing Date, all such liabilities and obligations of the Seller being herein referred to as the "Excluded Liabilities."

                  To the extent that the assignment of any Assumed Contract shall require the consent of the other party thereto, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof. The Seller will use its best efforts to obtain the consent of the other parties to such contracts for the assignment thereof to the Buyer. If such consent is not obtained in respect of any such Assumed Contract, the Seller will cooperate with the Buyer in any reasonable arrangement requested by the Buyer, including subcontracting or subleasing, to provide for the Buyer the benefits under any such Assumed Contract, including enforcement at the cost of and for the benefit of the Buyer, of any and all rights of the Seller against the other party thereto with respect to such Assumed Contract.

                  SECTION 3. PURCHASE PRICE.

                  SECTION 3.1. Purchase Price. The purchase price for the sale and transfer of the Purchased Property shall be $6,000,000 in cash (the "Purchase Price"), which price shall be payable and deliverable in accordance with Section 3.2 and shall be subject to adjustment as provided in Section 3.3.

                  SECTION 3.2. Payment of Purchase Price. In payment for the Purchased Property, the Buyer will pay to the Seller (i) on the Closing Date, $3,000,000, and (ii) on each of the first, second and third anniversaries of the Closing Date, $1,000,000 plus accrued and unpaid interest (at a rate per annum equal to the rate publicly announced by Chemical Bank in New York, New York, as its prime rate in effect from time to time) (the "Deferred Payments"), in each case by wire transfer of immediately available funds to the account of the Seller at European American Bank, Account No. 064075799 or such other account as the Seller shall notify the Buyer in writing at least two Business Days before such payment is due. On the Closing Date, the Buyer shall, in addition, deliver to the Seller an irrevocable letter of credit issued by a bank reasonably acceptable to the Seller in an amount equal to the Deferred Payments (the "LC") to secure the payment of the Deferred Payments. The Seller shall have the right to draw upon such LC by delivering a sight draft and a certificate of an executive officer of the Seller to the effect that a Deferred Payment has not been paid when due. The amount of the LC shall be decreased by an appropriate amount upon the payment of the initial Deferred Payment and shall be further reduced upon the payment of the second Deferred Payment. The LC shall be transferable and shall expire 60 days after the third anniversary of the Closing Date. The Buyer shall have the right to deliver $6,000,000 to the

Seller on the Closing Date in lieu of the payments of $3,000,000 plus the Deferred Payments and the delivery of the LC.

                  SECTION 3.3. Post-Closing Adjustment to Purchase Price. The Purchase Price shall be subject to adjustment after the Closing as follows:

                  Inventory. Commencing on the Closing Date representatives of the Buyer and the Seller shall take a physical count of the Inventory as of the Closing Date. Upon completion of each portion of such physical count, such representatives shall immediately consult and seek in good faith to reach agreement on the count of the number of merchantable (as to finished goods) and useable (as to raw material and supply) units of each type of Inventory. In connection with the preparation of the balance sheet as of the Closing Date called for under Section 7.11, KPMG Peat Marwick L.L.P. ("Peat") shall observe such physical count, and shall conduct such tests of the viability and quality of the inventory as Peat shall deem appropriate and as shall be consistent with its past practices, and the standard costing methodology previously used by the Seller in connection with the preparation of its annual audited financial statements. If the balance sheet presented shows Inventory valued at less than $1,575,000, then within 10 Business Days of the delivery of such balance sheet, the Seller shall pay to the Buyer in cash the amount by which $1,575,000 exceeds the Inventory value.

                  SECTION 3.4 Allocation of Purchase Price. The Buyer shall, as promptly as practicable after the Closing Date, submit to the Seller a statement of the Buyer's allocation of the Purchase Price to the different items of Purchased Property (the "Allocation Statement"). The Allocation Statement shall be, subject to further adjustment on the basis of the Purchase Price adjustment pursuant to Section 3.3, binding and conclusive upon the parties hereto, unless the Seller objects in writing to any item or items shown on the Allocation Statement within ten Business Days after delivery thereof to the Seller. If the Buyer and the Seller shall be unable to resolve any dispute with regard to the Allocation Statement within ten Business Days after delivery of the Seller's written objections, the matter or matters in dispute shall be submitted to an independent certified public accountant that does not render services to either the Buyer or the Seller (the "Independent Accounting Firm") who shall be authorized by the parties to select either the purchase price allocation proposed by the Buyer or that proposed by the Seller, whichever the Independent Accounting Firm deems to be most reasonable. The expenses of the Independent Accounting Firm shall be borne by the party whose allocation is not so chosen.

The decision of the Independent Accounting Firm shall be conclusive and binding upon the Buyer and the Seller.

                  Promptly after the Closing Date (but not before a resolution of all disputes, if any, with regard to the Allocation Statement), the Buyer's firm of independent certified public accountants shall prepare, in consultation with the Seller or the Independent Accounting Firm, those statements or forms required by Section 1060 of the Code and the regulations promulgated thereunder with respect to the allocation of the Purchase Price. Such statements or forms shall be prepared consistently with the allocation of the Purchase Price. Such statements or forms shall be filed by the parties on their respective federal income tax returns as required by Section 1060 of the Code and the regulations promulgated thereunder and each party shall provide the other party with a copy of such statement or form as filed.

                  SECTION 4. CLOSING.

                  The closing hereunder (the "Closing") shall take place at the offices of Willkie Farr & Gallagher at One Citicorp Center, 153 East 53rd Street, New York, New York 10022 at 10:00 a.m. on the third Business Day after the Minimum Threshhold Conditions shall have been met or at such other place and time as may be mutually agreed to by the parties hereto (the "Closing Date"). For the purposes of this Section, the "Minimum Threshhold Conditions" shall mean the closing conditions set forth in Sections 12 and 13 of this Agreement, qualified as to the receipt of consents, approvals, licenses and permits as follows: (a) the Buyer shall have obtained licenses and permits comparable to the Licenses and Permits as to all subject matters material to Buyer's ability to legally commence operations at the Premises as owner of the Business; (b) the Seller shall have obtained the consent of the landlord under the Cambridge Lease to the Cambridge Sublease; and (c) Seller shall have obtained the consent to the assignment to the Buyer of those product license agreements referred to in
Schedule 5.13 covering products that, in the aggregate, represented not less than 80% of the sales of licensed products during the eight months ended May 31, 1995.

                  SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE SELLER.

                  The Seller hereby represents and warrants to the Buyer as follows:

                  SECTION 5.1. Corporate Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. Copies of the Certificate of Incorporation and By-laws of the Seller, with all amendments thereto to the date hereof, have been furnished to the Buyer or its representatives, and such copies are accurate and complete as of the date hereof.

                  SECTION 5.2. Qualification to Do Business. The Seller is duly qualified to do business as a foreign corporation and is in good standing in the Commonwealth of Massachusetts and the State of New York and in every other jurisdiction where the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary and in which the absence of such qualification could have a material adverse effect on the business of the Seller.

                  SECTION 5.3. Authorization and Validity of Agreement. The Seller has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of the Seller's obligations hereunder have been duly authorized by all necessary corporate action by the Board of Directors of the Seller, and no other corporate proceedings on the part of the Seller are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by the Seller and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

                  SECTION 5.4. No Conflict or Violation. The execution, delivery and performance by the Seller of this Agreement do not and will not violate or conflict with any provision of the Certificate of Incorporation or By-laws of the Seller and do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Seller is a party or by which it is bound or to which any of its properties or assets is subject, nor will result in the creation or imposition of any Lien upon any of the Purchased Property, nor will result in the cancellation, modification, revocation or suspension of any of the Licenses and Permits.

                   SECTION 5.5. Consents and Approvals. Schedule 5.5 sets forth a true and complete list of each consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, and each declaration to or filing or registration with any such governmental or regulatory authority, that is required in connection with the execution and delivery of this Agreement by the Seller or the performance by the Seller of its obligations hereunder.

                  SECTION 5.6 Good Title; Necessary Assets and Rights. The Seller has, and on the Closing Date will have, good title in and to the Purchased Property free and clear of any Liens. The Purchased Property, together with the premises covered by the Cambridge Sublease and the intellectual property covered by the Shared Intellectual Property License, constitute substantially all the assets, properties and rights, including without limitation contract rights, necessary and used to conduct the Business as currently conducted.

                  SECTION 5.7. Financial Information. The Seller has heretofore furnished to the Buyer a Pro-Forma Statement of Operations of the Business for each of the four years in the period ended September 30, 1994 and for the eight months ended May 31, 1995 (the "Financial Data"), copies of which are set forth in Schedule 5.7. The Financial Data (i) have been prepared from the books and records of the Seller, which books and records are used to prepare financial statements which are in accordance with U.S. generally accepted accounting principles ("GAAP"), (ii) have been prepared on a consistent basis over the four years and eight months shown, (iii) reflect the adjustments set forth on
Schedule 5.7, (iv) fairly present revenues and direct expenses of the Business, which revenues and expenses, after giving effect to such adjustments, can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Seller for its financial reporting purposes and (iv) contain allocation estimates for all allocated items not individually accounted for in connection with the Business as described in
Schedule 5.7 which estimates the Seller believes to be reasonable.

                  SECTION 5.8. Absence of Certain Changes or Events.

                  (a) Except as set forth in Schedule 5.8, since September 30, 1994, there has not been:

                  (i) any material adverse change in the business, operations, properties, assets or condition (financial or other) of the Business, or any event that has had a material adverse effect on the foregoing, and, to the best knowledge of Seller, no factor or condition exists and no event has occurred that would be likely to result in any such change;

                  (ii) any material loss, damage, destruction or other casualty to the Purchased Property;

                  (iii) any change in any method of accounting or accounting practice of the Business or the Seller relating to the Business; or

                  (iv) any loss of the employment, services or benefits of any key employee of the Business.

                  (b) Since September 30, 1994, the Seller has operated the Business in the ordinary course of its business consistent with past practice and, except as set forth in Schedule 5.8 hereto, has not:

                  (i) incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise) relating to the operations of the Business except in the ordinary course of business consistent with past practice;

                  (ii) failed to discharge or satisfy any Lien or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise) arising from the operation of the Business, other than liabilities being contested in good faith and for which adequate reserves have been provided;

                  (iii) mortgaged, pledged or subjected to any Lien any of the Purchased Property;

                  (iv) sold or transferred any of the assets of the Business material to the Business or canceled any debts or claims or waived any rights material to the Business relating to the operations of the Business, except in the ordinary course of business consistent with past practice;

                  (v) disposed of any patents, trademarks or copyrights or any patent, trademark, or copyright applications used in the operations of the Business;

                  (vi) defaulted on any material obligation relating to the operations of the Business;

                  (vii) entered into any transaction material to the Business or relating to the Business, except in the ordinary course of business consistent with past practice;

                  (viii) written down the value of any inventory or written off as uncollectible any accounts receivable specifically relating to the Business or any portion thereof other than in the ordinary course of business consistent with past practice;

                  (ix) granted any increase in the compensation or benefits of employees of the Business other than increases in accordance with past practice not exceeding 10% or entered into any employment or severance agreement or arrangement with any of them;

                  (x) made any capital expenditure in excess of $10,000, or additions to property, plant and equipment used in the operations of the Business other than ordinary repairs and maintenance;

                  (xi) discontinued the manufacture or sale of any Products except in the ordinary course of business; or

                  (xii) entered into any agreement or made any commitment to do any of the foregoing.

                  SECTION 5.9. Tax Matters. All Tax Returns required to be filed before the Closing Date in respect of the Seller have been (or will have been by the Closing Date) filed, and the Seller has (or will have by the Closing Date) paid, accrued or otherwise adequately reserved for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has (or will have by the Closing Date) adequately reserved for the payment of all Taxes with respect to periods ended on or before the Closing Date for which tax returns have not yet been filed.

                  SECTION 5.10. Warranties. Schedule 5.10 sets forth the warranties given by the Seller in connection with the sale of Products.

                  SECTION 5.11. Cambridge Lease.

                  (a) The Seller has previously delivered to the Buyer a true and correct copy of the lease of the Premises, including all amendments thereto through the date hereof (the "Cambridge Lease").

                  (b) Except as set forth in Schedule 5.11, the landlord under the Cambridge Lease has not given the Seller written notice of or made a claim with respect to any breach or default the consequences of which, individually or in the aggregate, would have a material adverse effect on the business, operations, properties, assets or condition (financial or other) of the Business.

                  (c) Except as set forth in Schedule 5.11, the Cambridge Lease is not subject to any sublease, license or other agreement granting to any person or entity any right to the use, occupancy or enjoyment of such property or any portion thereof.

                  (d) The plumbing, electrical, heating, water, air conditioning, ventilating and all other mechanical or structural systems of the Premises are in good working order and condition, and the roof, basement and foundation walls of the Premise are in good condition and free of leaks and other material defects.

                  SECTION 5.12. Equipment and Machinery. Schedule 5.12 sets forth a complete and correct list and brief description of each item of Equipment and Machinery or of Leased Equipment and Machinery having an original purchase cost or aggregate lease cost exceeding $2,000. Except as set forth in
Schedule 5.12, as of the date hereof, the Seller has good title, free and clear of all title defects and objections, Liens (other than the Lien of current property taxes and assessments not in default, if any) to the Equipment and Machinery owned by it. None of the title defects, objections or Liens (if any) listed in Schedule 5.12 adversely affects the value of any of the items of Equipment and Machinery or interferes with their use in the conduct of the Business. Except as set forth in Schedule 5.12, the Seller holds good and transferable leaseholds in all of the Leased Equipment and Machinery, in each case under valid and enforceable leases. The Seller is not in default with respect to any item of Leased Equipment and Machinery, and no event has occurred that constitutes or with due notice or lapse of time or both may constitute a default under any lease thereof. The Equipment and Machinery and the Leased Equipment and Machinery are sufficient and adequate to carry on the Business as presently conducted by the Seller, and all items thereof are in good operating condition and repair, ordinary wear and tear excepted.

                  SECTION 5.13. Intellectual Property; Intangible Assets.

                  (a) Schedule 5.13 sets forth a complete and correct listing of the Intellectual Property. Except as described in Schedule 5.13, all Intellectual Property listed therein is owned by the Seller, free and clear of all Liens and is not known to be the subject of any challenge. As of the date hereof, except as described in Schedule 5.13, there are no unresolved claims made and there has not been communicated to the Seller the threat of any claim that the holder of such Intellectual Property is in violation or infringement of any service mark, patent, trademark, trade name, trademark or trade name registration, copyright or copyright registration of any other Person. The Seller is the owner of, or has a valid license to use, the patents, patent licenses, trade names, trademarks, service marks, brand marks, brand names, copyrights, know-how, formula and other proprietary and trade rights necessary for the conduct of the Business as now conducted, without any known conflict with the rights of others, and the Seller has not knowingly forfeited or otherwise relinquished any such patent, patent license, trade name, trademark, service mark, brand mark, brand name, copyright, know-how, formula or other proprietary right necessary for the conduct of the Business as conducted on the date hereof. Except as set forth in Schedule 5.13, the Seller is not under any obligation to pay any royalties or similar payments in connection with any license to any of its Affiliates.

                  (b) Schedule 5.13 sets forth a true and complete list of all of the Intangible Assets and a summary description of each such item. There is no restriction affecting the use of any of the Intangible Assets, and no license has been granted with respect thereto. None of the Intangible Assets is currently being challenged, is involved in any pending or threatened administrative or judicial proceeding, or, to the knowledge of Seller conflicts with any rights of any other person, firm or corporation. The Seller owns or has the right to use all computer software, software systems and databases and all other information systems included in the Purchased Property. The Seller's rights in and to the Intangible Assets and Intellectual Property are sufficient and adequate in all material respects to permit the conduct of the Business as now conducted, and, to the knowledge of Seller, none of the Products or operations of the Business involves any infringement of any proprietary right of any other Person.

                  SECTION 5.14. Licenses and Permits. Schedule 5.14 sets forth a true and complete list of all licenses, permits, franchises, authorizations and approvals issued or granted to the Seller with respect to the Business by the federal government, any state or local government, any foreign national or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing (the "Licenses and Permits"), and all pending applications therefor. Such list contains a summary description of each such item and, where applicable, specifies the date issued, granted or applied for, the expiration date and the current status thereof. Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. To the knowledge of Seller, the Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the Business in the manner now conducted by the Seller, and none of the operations of the Business are being conducted in a manner that violates in any material respect any of the terms or conditions under which any License and Permit was granted. Except as set forth in Schedule 5.14, no such License and Permit will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

                  SECTION 5.15. Compliance with Law. The operations of the Business have been conducted in all material respects in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over the Seller and its assets, properties and operations. The Seller has not received notice of any violation of any such law, regulation, order or other legal requirement, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the Business or any of the assets, properties or operations with respect thereto. The Seller does not have knowledge of any proposed change in any such laws, rules or regulations (other than laws of general applicability and evolving regulations of the Food and Drug Administration of products for the clinical research market) that would materially and adversely affect the transactions contemplated by this Agreement or all or a material part of the Business or the Purchased Property.

                  SECTION 5.16. Litigation. Except as set forth in Schedule 5.16, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the knowledge of the Seller, threatened, before any national, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against the Seller or any of its officers, directors, employees, agents or Affiliates involving, affecting or relating to the Business, the Purchased Property or the transactions contemplated by this Agreement, nor is any basis known to the Seller or any of its directors or officers for any such action, suit, proceeding or investigation. Neither the Business nor the Purchased Property is subject to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, that affects or might affect the Business or the Purchased Property, or that would or might interfere with the transactions contemplated by this Agreement.

                  SECTION 5.17. Assumed Contracts.

                  (a) Schedule 5.17 sets forth a complete and correct list and a summary description of all Assumed Contracts (as in effect on the date hereof) other than individual Purchase Orders or Sales Orders for amounts less than $5,000.

                  (b) Each Assumed Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and is in full force and effect on the date hereof. The Seller has performed in all material respects the obligations required to be performed by it to date under, and is not in default or delinquent in the performance (claimed or actual) in connection with, any Assumed Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the knowledge of the Seller, no other party to any Assumed Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. The Seller has delivered to the Buyer or its representatives true and complete copies of the Assumed Contracts listed on
Schedule 5.17.

                  (c) Except as set forth on Schedule 5.17, the Seller is not a party to any partnership or joint venture agreements, license agreements, service contracts, commission and consulting agreements, suretyship contracts, reimbursement agreements, sales agency agreements or distribution agreements, in each such case relating to the Business or the Purchased Property, or any contracts or commitments limiting or restraining the Seller with respect to the Business from engaging or competing in any lines of business or with any Person, or any documents granting the power of attorney with respect to the conduct of the Business, or any options to purchase any assets or property rights of the Business.

                  SECTION 5.18. Prepaid Expenses. Schedule 5.18 sets forth a true and complete listing of the prepaid expenses of the Business as of May 31, 1995.

                  SECTION 5.19. Inventories. Schedule 5.19 sets forth a true and complete inventory listing and valuation as of May 31, 1995 (the "May 31 Inventory Schedule"). The inventories of the Business are carried at not more than the lower of standard cost (approximating average costs) or net realizable value, and such inventories as are reflected on the May 31 Inventory Schedule are of a type, quantity and quality useable and saleable in the ordinary course of the conduct of the Business. The reserve for excess bulk inventory reflected on the May 31 Inventory Schedule has been calculated on a basis consistent with that used in the Seller's financial statements from which the Financial Data are derived.

                  SECTION 5.20 Cell Lines; Biological Materials. The Cell Lines, taken as a whole, are biologically active and provide the source material necessary to generate the biological materials included in the Products. Such Cell Lines have been properly maintained by Seller so as to retain their viability, minimize deterioration and avoid contamination, and Seller has established and maintained duplicate back-up stocks of the most significant of such Cell Lines (from the point of view of volume of sales of the Products they generate) to enable the Business to continue in the event of the expiration or contamination of the primary stocks of such Cell Lines. Seller has (i) manufactured or prepared the other biological materials included in the Inventory in accordance with what, to the knowledge of Seller constitute good standards generally utilized by its competitors in the research reagent industry, (ii) maintained accurate quality control records by production lot of all such biological materials and (iii) has maintained such materials in a manner reasonably designed to preserve their viability and to avoid contamination and deterioration.

                  SECTION 5.21. Employee Plans.

                  (a) Except as set forth on Schedule 5.21, neither the Seller nor any Affiliate of Seller maintains, contributes to, or is a party to, any "employee benefit plan," as defined in Section 3(3) of ERISA, or any other written, unwritten, formal or informal plan or agreement involving direct or indirect compensation other than workers' compensation, unemployment compensation and other government programs, under which the Seller or any affiliate thereof has any present or future obligation or liability with respect to the current employees of the Business ("Seller Plans").

                  (b) Each Seller Plan has been maintained in substantial compliance with its terms and the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to it. The Seller Savings Plan is qualified and tax-exempt under Sections 401(a) and 501(a) of the Code, respectively, and meets the requirements of a "qualified cash or deferred arrangement" under Section 401(k) of the Code.

                  (c) The Seller has or has caused to be provided, or will have caused to be provided, to current and former employees of the Business entitled thereto all required notices within the applicable time period and coverage pursuant to COBRA with respect to any "qualifying event" (as defined in COBRA) occurring prior to and including the Closing Date.

                  (d) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Seller Plans have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on or prior to the Closing Date.

                  (e) True, correct and complete copies of the Seller Plans, and related trust documents and summary plan descriptions, have been delivered to the Buyer by the Seller, to the extent requested by the Buyer. Additionally, the Seller has delivered to the Buyer descriptions of each of the Seller Plans in a form and with a level of detail reasonably satisfactory to the Buyer.

                  (f) There are no pending actions, claims or lawsuits which have been asserted or instituted against any party regarding the Seller Plans or, to the knowledge of the Seller, against any fiduciary of such plans with respect to their operation (other than routine benefit claims), and there are no other circumstances regarding any of the Seller Plans, which could result in any liability to the Buyer, or any lien on the Purchased Property, on or after the Closing Date.

                  (g) The Seller has taken all actions, and given all notices, required under W.A.R.N. prior to and including the Closing Date with respect to the employees of the Business. There has been no "mass layoff" or "plant closing," as defined in W.A.R.N., with respect to the employees of the Business.

                  SECTION 5.22 Compensation. The Seller has previously delivered to the Buyer a schedule setting forth the current base salary of each of the employees of the Business listed on Schedule 9.1 as well as the aggregate bonus paid to each such employee in respect of the most recently completed bonus measuring period for such employee. Except for the Seller Plans, the Seller has not, by reason of past practices with respect to such employees, established any rights on the part of such employees to additional compensation with respect to any period after the Closing Date.

                  SECTION 5.23. Customers, Suppliers and Distributors. Schedule
5.23 sets forth a complete and correct list of (a) all customers whose purchases exceeded 5% of the aggregate net sales of the Business during the eight months ended May 31, 1995, setting forth with respect to each such customer the aggregate volume of purchases made during such period; (b) all suppliers from whom the Business purchased in excess of 5% of its raw materials and supplies during the eight months ended May 31, 1995, setting forth with respect to each such supplier the aggregate dollar volume of purchases (broken down by principal categories) by the Business from such supplier for such period; (c) all distributors of any Products; and (d) all sales agents or representatives of the Business or of the Seller with respect to the Business. Except as set forth in Schedule 5.23, none of such customers, suppliers, distributors or representatives has or, to the knowledge of the Seller, intends to terminate or change significantly its relationship with the Business.

                  SECTION 5.24. Insurance. The Business, the Premises and the Purchased Property are covered by the Seller's comprehensive blanket insurance policies. The Seller will continue in full force and effect through the Closing Date all of such policies of insurance. To the knowledge of Seller, the Seller has not been refused any insurance by any insurance carrier to which it has applied for insurance with respect to the Premises, the Purchased Property or the Business at any time since January 1, 1993.

                  SECTION 5.25. Labor Matters; Employment Agreements. The Seller is not a party to any union or collective bargaining agreements covering any of the employees of the Business, nor does the Seller know of any activities or proceedings of any labor union to organize any such employees, nor does the Seller have any employment agreements with any of such employees which are not terminable at will at the election of the Seller. The Seller is in compliance in all material respects with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment in each case relating to the Business, and there are no charges with respect to or relating to the Business pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices.

                  SECTION 5.26. Products Liability. There is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature before any court or governmental or other regulatory or administrative agency, commission or authority, domestic or foreign, against or involving any Product or any product distributed by or on behalf of the Business, or class of claims or lawsuits involving the same or similar Product or any product distributed by or on behalf of the Business which is pending or threatened, resulting from an alleged defect in design, manufacture, materials or workmanship of any Product or any product distributed or sold by or on behalf of the Business, or any alleged failure to warn, or from any breach of implied warranties or representations (collectively, "Product Liability Lawsuits"); and
(ii) there has not been any Occurrence. For purposes of this Section 5.26, the term "Occurrence" shall mean any accident, happening or event which takes place at any time which is caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship including, without limitation, any alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any such accident, happening or event otherwise involving any Product or any product distributed by or on behalf of the Business, that is likely to result in a claim or loss.

                  SECTION 5.27. Environmental Matters.

                  (a) Except as set forth in Schedule 5.27, (i) the Seller and the Business are in material compliance with all Environmental Laws (as defined below); (ii) the Seller and the Business have obtained all applicable Environmental Permits (as defined below); (iii) all such permits are in full force and effect; (iv) the Seller and the Business are in material compliance with all Environmental Permits. As used herein, "Environmental Laws" shall mean all applicable federal, state, and local laws, ordinances, rules, regulations, judgments, orders, or decrees relating to the protection or regulation of human health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA") (42 U.S.C. SectionSection 9601 et seq.), the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. SectionSection 6901 et seq.), the Clean Water Act (33 U.S.C. SectionSection 1251 et seq.), the Atomic Energy Act (42 U.S.C. Section 2201 et seq.), and similar state and local laws. "Environmental Permits" shall mean all applicable licenses and permits or other approvals required under applicable Environmental Law in connection with the ownership, operation, and/or use of the Business.

                  (b) To the knowledge of Seller, the Seller and the Business have not violated, done or suffered any act which could reasonably be expected to give rise to liability that would materially affect the operations of the Business under any Environmental Law.

                  (c) Except as set forth in Schedule 5.27, (i) there is no pending or threatened claim, litigation, or administrative proceeding, or known prior claim, litigation or administrative proceeding arising under any Environmental Law involving the Business or any property formerly owned, leased, operated or occupied by the Business; (ii) there are no ongoing negotiations with or agreements with any governmental authority relating to any Remedial Action (as defined in CERCLA Section 101(24), 42 U.S.C. Section 9601(24)) or other environmentally-related claim involving the Business; and
(iii) neither the Seller nor the Business have received any request for information from any governmental or private entity with respect to any liability or alleged liability under any Environmental Law related to the Business.

                  (d) To the Seller's knowledge, the Premises (i) have never been used for the treatment or disposal of hazardous materials, hazardous substances or hazardous waste (as those terms are defined under any Environmental Law) nor as a landfill or other waste disposal site; (ii) is not now nor ever has been subject to investigation by any governmental authority evaluating the need to undertake any environmental remedial action.

                  (e) Except as set forth on Schedule 5.27, (i) there are and never have been any underground storage tanks present on the Premises; (ii) there is no asbestos present on the Premises; and (iii) there are no PCBs present on the Premises.

                  (f) To the Seller's knowledge, neither the Seller nor the Business has disposed of any hazardous wastes (as defined under any Environmental Law) at any location which is currently identified or proposed for inclusion on (A) the National Priorities List, 40 CFR Part 300 Appendix B, (B) the Comprehensive Environmental Response, Compensation and Liability Inventory List, or (C) any analogous state list.

                  (g) Seller and the Business have provided to Buyer copies of all environmental reports or investigations regarding the Premises in the control or possession of Seller or the Business.

                  SECTION 5.28. Accuracy of Information. None of the Seller's representations, warranties or statements contained in this Agreement, or in the schedules or exhibits hereto, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements in light of the circumstances under which they were made not misleading.

                  SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

                  The Buyer and Parent hereby jointly and severally represent and warrant to the Seller as follows:

                  SECTION 6.1. Corporate Organization. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California and each of the Parent and Buyer has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted.

                  SECTION 6.2. Qualification to Do Business. The Buyer is duly qualified to do business as a foreign corporation in and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary and in which the absence of such qualification could have a material adverse effect on the business of the Buyer. On or prior to the Closing Date, the Buyer will be qualified to do business in the Commonwealth of Massachusetts.

                  SECTION 6.3. Authorization and Validity of Agreement. Each of the Parent and the Buyer has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of the Buyer's obligations hereunder have been duly authorized by all necessary corporate action by their respective Boards of Directors, and no other corporate proceedings on the part of the either the Buyer or the Parent are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by each of the Parent and the Buyer and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

                  SECTION 6.4. No Conflict or Violation. The execution, delivery and performance by the Parent and the Buyer of this Agreement do not and will not violate or conflict with any provision of their respective Certificates of Incorporation or By-laws and do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Parent or the Buyer is a party or by which either is bound or to which any of their properties or assets is subject.

                  SECTION 6.5. Consents and Approvals. The execution, delivery and performance of this Agreement on behalf of the Parent and the Buyer does not require the consent or approval of, or filing with, any government, governmental body or agency or other entity or person except: (i) as may be required to transfer any Licenses and Permits; (ii) as may be required in connection with the assignment and assumption of the Assumed Contracts and (iii) such consents, approvals and filings, of which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

                  SECTION 7.  COVENANTS OF THE SELLER.

                  SECTION 7.1. Conduct of Business Before the Closing Date. (a) Without the prior written consent of the Buyer, between the date hereof and the Closing Date, the Seller shall not, except as required or expressly permitted pursuant to the terms hereof:

                  (i) make any material change in the conduct of the Business or enter into any transaction other than in the ordinary course of business consistent with past practices;

                  (ii) make any sale, assignment, transfer, abandonment or other conveyance of the Purchased Property or any part thereof, except transactions pursuant to the existing Assumed Contracts hereto and dispositions of Inventory or of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practice;

                  (iii) subject any of the Purchased Property, or any part thereof, to any Lien or suffer such to exist other than such Liens as may arise in the ordinary course of business consistent with past practice by operation of law and that will not, individually or in the aggregate, have a material adverse effect on the Business;

                  (iv) acquire any assets, raw materials or properties related to the Business, or enter into any other transaction related to the Business, other than in the ordinary course of business consistent with past practice;

                  (v) enter into any new (or amend any existing) employee benefit plan, program or arrangement affecting the employees of the Business or any new (or amend any existing) employment, severance or consulting agreement relating to any employee of the Business, grant any general increase in the compensation of any such employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any such employee, except in accordance with pre-existing contractual provisions or consistent with past practice;

                  (vi) commit to make any capital expenditure related to the Business in excess of $10,000;

                  (vii) sell, transfer or lease any properties or assets related to the Business to any of its Affiliates;

                  (viii) fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained in respect of the Business;

                  (ix) take any other action that would cause any of the representations and warranties made by the Seller in this Agreement not to remain true and correct;

                  (x) settle, release or forgive any claim or litigation or waive any right thereto;

                  (xi) make, enter into, modify, amend in any material respect or terminate any contract related to the Business, where such contract is for (A) a contract entailing payments in excess of $5,000 or (B) a contract having a term in excess of twelve months; or

                  (xii) commit to do any of the foregoing.

                  (b) From and after the date hereof and until the Closing Date, the Seller shall:

                  (i) continue to maintain, in all material respects, the Purchased Property in accordance with present practice in a condition suitable for its current use;

                  (ii) file, when due or required, national, state, foreign and other tax returns and other reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

              (iii) continue to conduct the Business in the ordinary course consistent with past practice;

              (iv) keep its books of account, Files and Records in the ordinary course and in accordance with existing practice; and

              (v) continue to maintain existing business relationships with suppliers and customers other than relationships not economically beneficial to the Business.

                  SECTION 7.2. Consents and Approvals. The Seller (a) shall use its best efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other persons, firms or corporations required in connection with the execution, delivery and performance by it of this Agreement, and (b) shall diligently assist and cooperate with the Buyer in preparing and filing all documents required to be submitted by the Buyer to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals (including without limitation licenses and permits for the Buyer comparable to the Licenses and Permits) which may be required to be obtained by the Buyer in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Buyer all information concerning the Seller that counsel to the Buyer determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

                  SECTION 7.3. Notice of Breach. Through the Closing Date, the Seller shall promptly give the Buyer written notice with particularity upon having knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant contained in this Agreement.

                  SECTION 7.4. Access to Properties and Records. The Seller shall afford to the Buyer, and to the accountants, counsel and representatives of the Buyer, reasonable access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Section 14) to all properties, books, contracts, commitments and Files and Records of the Seller relating to the Business and, during such period, shall furnish promptly to the Buyer all other information concerning the Business, properties and personnel as the Buyer may reasonably request, provided that no investigation or receipt of information pursuant to this Section 7.4 shall qualify any representation or warranty of the Seller or the conditions to the obligations of the Buyer. The Seller shall also afford the Buyer reasonable access to the Business, all operations of the Business and to all Purchased Property throughout the period prior to the Closing Date.

                  SECTION 7.5. Negotiations. From and after the date hereof, neither the Seller, nor its officers or directors nor anyone acting on behalf of the Seller or such persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm, or other entity or group (other than the Buyer or its representatives) concerning the sale of all or a substantial portion of the assets of the Business or similar transaction involving the Seller or the Business or any other transaction inconsistent with the transactions contemplated hereby.

                  SECTION 7.6. Best Efforts. Upon the terms and subject to the conditions of this Agreement, the Seller will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby. Seller will negotiate in good faith the preparation of definitive forms of those Ancillary Agreements the principal terms of which are set forth in the Exhibits hereto.

                  SECTION 7.7.  Covenant Not To Compete.

                  (a) For a period of three years after the Closing Date, Seller shall not engage or participate, directly or indirectly, in the Business in any geographical area where such Business is being conducted as of the Closing Date, except that the Seller shall continue to have the right to sell research products into the clinical research market in connection with its Diagnostic Business.

                  (b) The Seller agrees that a monetary remedy for a breach of the agreement set forth in Section 7.7(a) hereof will be inadequate and impracticable and further agrees that such a breach would cause the Buyer irreparable harm, and that the Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. In the event of such a breach, the Seller agrees that the Buyer shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine.

                  (c) If any provision of this Section 7.7 is invalid in part, it shall be curtailed, both as to time and location, to the minimum extent required for its validity under the laws of any State within the United States and shall be binding and enforceable with respect to the Seller as so curtailed.

                  SECTION 7.8. Non-Solicitation of Employees. For the two-year period commencing on the Closing Date, the Seller shall not make, offer, solicit or induce to enter into, any written or oral arrangement, agreement or understanding regarding employment or retention as a consultant with any person identified on Schedule 9.1, in each case without the written consent of the Buyer.

                  Section 7.9 Cooperation Regarding Receivables. For a reasonable period of time after the Closing Date, the Seller shall cooperate with and assist the Buyer in the collection of accounts receivable arising from sales of Products after the Closing Date ("Buyer Receivables"). After the Closing Date, the Buyer shall have the right and authority to collect, for its own account, all Buyer Receivables and to endorse with the name of the Seller any checks received by Buyer on account of any such Buyer Receivables. The Seller shall promptly transfer or deliver to the Buyer any cash or other property received by the Seller after the Closing in respect of any Buyer Receivables. In the event that the Seller receives payments from a debtor which, by invoice number or otherwise, specifies that such payment is to be applied to a Buyer Receivable (even if such debtor owes money in respect of Seller Receivables), the Seller shall pay over to the Buyer the amount of such Buyer Receivable and the Seller shall retain only the balance, if any, in respect of the Seller Receivable.

                  Section 7.10. Diagnostic Business Inventory Build. Between the date hereof and the Closing Date, Seller intends to manufacture certain Products in the quantities set forth on Schedule 7.10. Such production will yield Products that can be used both for the Business and the Seller's Diagnostic Business. Seller shall have the right to retain the quantities for each such Product in the amounts specified in such Schedule, and such quantities shall not be included in the Inventory. To the extent that such production has not been completed by the Closing Date, the Buyer shall continue to produce Products in accordance with such plan and shall transfer to the Seller those quantities of products designated on such schedule as being for the Diagnostic

Business. Such transfers shall be made at no cost to the Seller other than such incremental material costs, which shall be fully reimbursed, and incremental labor costs which shall be reimbursed in accordance with the Transition Services Agreement. Seller shall not, in connection with the sale of Products for the Diagnostic Business prior to the Closing Date or the build up of its inventory for the Diagnostic Business in accordance with such production, deplete either the quantities or product mix of Products to be included in the Inventory in such a way as to adversely affect the Business prior to or after the Closing Date.

                  Section 7.11 Preparation of Financial Statements. The Seller shall engage Peat to audit and certify a balance sheet of the Business as of the Closing Date and results of operations of the Business, and related statements of cash flows, for the year ended September 30, 1994 and the period from October 1, 1994 through the Closing Date. The Buyer shall reimburse the Seller for amounts charged by Peat in connection with the certification of these financial statements to the extent that such fees are in excess of the amount normally charged by Peat in connection with its engagement as the auditors for the Seller.

                  Section 7.12 Accounts Payable. The Seller shall promptly pay and discharge in accordance with their respective due dates all accounts payable of the Seller arising from the acquisition of products or services used by the Seller in the conduct of the Business prior to the Closing Date.

                  SECTION 8.  COVENANTS OF THE PARENT AND BUYER.

                  SECTION 8.1. Actions Before Closing Date. The Buyer shall not take any action which shall cause it to be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

                  SECTION 8.2. Consents and Approvals. The Buyer shall use its best efforts to obtain all consents and approvals of third parties, if any, required to be obtained by the Buyer to effect the transactions contemplated by this Agreement.

                  SECTION 8.3. Best Efforts. Upon the terms and subject to the conditions of this Agreement, the Buyer will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby. Buyer will negotiate in good faith the preparation of definitive forms of those Ancillary Agreements the principal terms of which are set forth in the Exhibits hereto.

                  Section 8.4 Non-Solicitation of Employees. For the two-year period commencing on the Closing Date, the Buyer shall not make, offer, solicit or induce to enter into, any written or oral arrangement, agreement or understanding regarding employment or retention as a consultant with any employee of the Seller (other than those identified on Schedule 9.1), in each case without the prior written consent of the Seller.

                  Section 8.5 Cooperation Regarding Receivables. For a reasonable period of time after the Closing Date, the Buyer shall cooperate with and assist the Seller in the collection of accounts receivable arising from sales of Products prior to the Closing Date ("Seller Receivables"). Promptly after the Closing Date, the Seller shall deliver to the Buyer a schedule of the Seller Receivables and shall provide a monthly update thereafter until such time at the Seller Receivables have been collected or written off. The Buyer shall promptly transfer or deliver to the Seller any cash or other property received by the Buyer after the Closing in respect of any Seller Receivables. In the event that the Buyer receives payment from a debtor which does not specify, by invoice number or otherwise, whether such payment is to be applied to a Seller Receivable or a Buyer Receivable (and such debtor owes money in respect of both Buyer Receivables and Seller Receivables), the Buyer shall pay over to the Seller the amount of the Seller Receivable and the Buyer shall retain only the balance, if any, in respect of the Buyer Receivable.

                  Section 8.6 Guarantee of Obligations of the Buyer. Parent hereby guaranties the full and faithful performance of the obligations, duties and liabilities of the Buyer under this Agreement.

                  SECTION 9.  EMPLOYEES AND EMPLOYEE PLANS.

                  SECTION 9.1. Offer of Employment. The Buyer shall offer employment to those employees of the Business as are listed on Schedule 9.1, effective as of the Closing at their respective current base salary levels. Those employees who accept such offers of employment are referred to herein as "Transferred Employees." Transferred Employees shall be employed under terms and conditions determined in the sole discretion of the Buyer, and the Buyer shall not be obligated to provide any particular type or level of compensation or benefits to such persons other than as required hereunder. The Buyer shall not be responsible for any compensation, benefits or other liabilities attributable to (i) Transferred Employees, to the extent arising under any Seller Plan or otherwise prior to or as of the Closing, or (ii) any other employee of the Business, irrespective of when or under what circumstances arising.

                  SECTION 9.2 Seller Savings Plan. The Seller shall cause each Transferred Employee's "Matching Contribution Account" under the Seller Savings Plan to become fully vested and nonforfeitable as of the Closing Date. The Seller shall take any actions necessary to allow lump sum distributions to be made to Transferred Employees from the Seller Savings Plan in accordance with
Section 401(k)(10) of the Code on account of the purchase of the Business by the Buyer. Transferred Employees shall be allowed to elect such distributions during the period beginning no later than the close of the calendar quarter which follows, or begins on, the Closing Date, and ending on the latest date allowed under Section 401(k)(10) of the Code.

                  SECTION 9.3 Flexible Spending Accounts. As soon as practicable following the Closing, the unused balances of Transferred Employees in Seller's FSAs shall be transferred to Buyer's FSAs by way of bookkeeping entries. Any elections made by Transferred Employees under Seller's FSAs for 1995 shall be continued under Buyer's FSAs, to the extent allowable under Buyer's FSAs. If such elections are not so allowable, they may be adjusted by the Buyer in a manner which is both allowable under Buyer's FSAs and consistent to the extent possible with such elections. The Seller shall transfer to the Buyer any claims under Seller's FSAs pending as of the Closing Date, and such claims shall be paid to the extent allowable under Buyer's FSAs. If the aggregate claims paid to Transferred Employees during 1995 prior to the Closing Date under Seller's FSAs exceed the aggregate amount of payroll withholding relating to Seller's FSA's for such period for such persons, the Buyer shall transfer to the Seller, in cash, such excess as soon as practicable following the Closing. If the aggregate claims paid to Transferred Employees during 1995 prior to the Closing Date under Seller's FSAs is less than the aggregate amount of payroll withholding relating to Seller's FSA's for such period for such persons, the Seller shall transfer to the Buyer, in cash, such difference as soon as practicable following the Closing.

                  SECTION 10. BULK SALES LAW.

                  Buyer hereby waives compliance by Seller with the Bulk Transfer provisions of the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts.

                  SECTION 11. INDEMNIFICATION.

                  SECTION 11.1. Indemnification by the Seller. The Seller shall indemnify and fully defend, save and hold the Buyer, any Affiliate of the Buyer and their respective directors, officers and employees (the "Buyer Indemnitees"), harmless from and against any damage, liability, loss, judgment, cost, expense (including all reasonable attorneys' fees), deficiency, interest, penalty, impositions, assessments or fines (collectively, "Losses") arising out of or resulting from:

                  (a) the breach of any representation or warranty made by Seller in this Agreement or in any of the Ancillary Agreements;

                  (b) any failure of the Seller duly to perform or observe any term, provision, covenant, agreement or condition on the part of the Seller to be performed or observed hereunder or under the Ancillary Agreements;

                  (c) any failure of the Seller to pay and discharge when due any Excluded Liabilities, or any claim or cause of action by any party against any Buyer Indemnitee, with respect to the Excluded Liabilities;

                  (d) the failure of the Seller to comply with any applicable provisions of the Bulk Transfer provisions of the Uniform Commercial Code of the Commonwealth of Massachusetts, notwithstanding Buyer's waiver of compliance with such provisions; or

                  (e) any liability under any Environmental Law or under common law for the Release (as defined in CERCLA Section 101(22), 42 U.S.C. Section 9601(22)) or threat of Release or for exposure or potential exposure to hazardous or toxic substances, arising from events occurring prior to the Closing Date.

                  SECTION 11.2. Indemnification by the Buyer. The Buyer shall indemnify and agree to fully defend, save and hold the Seller, any Affiliate of the Seller, and their respective directors, officers and employees (the "Seller Indemnitees"), harmless from and against any Losses arising out of or resulting from:

                  (a) the breach of any representation or warranty made by Buyer in this Agreement or in any of the Ancillary Agreements;

                  (b) any failure of the Buyer duly to perform or observe any term, provision, covenant, agreement or condition on the part of the Buyer to be performed or observed hereunder or under the Ancillary Agreements;

                  (c) any failure of the Buyer to pay and discharge when due any of its obligations or liabilities under the Assumed Contracts.

                  SECTION 11.3. Procedures for Indemnification by the Buyer.

                  (a) Promptly after the receipt by any party hereto of notice under this Section 11 of (A) any claim or (B) the commencement of any action or proceeding, such party (the "Aggrieved Party") will, if a claim with respect thereto is to be made against any party obligated to provide indemnification (the "Indemnifying Party") pursuant to this Section 11, give such Indemnifying Party (or parties) written notice of such claim or the commencement of such action or proceeding and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim, and, upon such assumption, shall cooperate fully with the Indemnifying Party in the conduct of such defense. Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such action within a reasonable time, but in no event more than fifteen days after notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such action. If the Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom, the obligations of the Indemnifying Party as to such claim shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding the Aggrieved Party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom. The Aggrieved Party may participate, at its expense, in the defense of such claim or litigation provided that the Indemnifying Party shall direct and control the defense of such claim or litigation. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Aggrieved Party, or enter into any settlement, except with the written consent of the Aggrieved Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Aggrieved Party of a release from all liability in respect of such claim or litigation. All awards and costs payable by a third party to the Indemnified Party or the Indemnifying Party shall belong to the Indemnifying Party.

                   (B) If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Aggrieved Party may defend against such claim or litigation in such manner as it may deem appropriate and, unless the Indemnifying Party shall deposit with the Aggrieved Party a sum equivalent to the total amount demanded in such claim or litigation, or shall deliver to the Aggrieved Party a surety bond in form and substance reasonably satisfactory to the Aggrieved Party, the Aggrieved Party may settle such claim or litigation on such terms as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of all expenses, legal or otherwise, incurred by the Aggrieved Party in connection with the defense against or settlement of such claims or litigation. If no settlement of such claim or litigation is made, the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of any judgment rendered with respect to such claim or in such litigation and of all expenses, legal or otherwise, incurred by the Aggrieved Party in the defense against such claim or litigation.

                  SECTION 11.4 Limitations. An Aggrieved Party shall not be entitled to recover any Losses in respect of a breach of a representation or warranty of the other party until the aggregate amount of Losses suffered by the Aggrieved Party shall exceed $75,000 (the "Minimum Loss"), at which time the indemnification provided under this Section 11 shall apply to all Losses in excess of such Minimum Loss.

                  SECTION 11.5 Environmental Liability After Closing. As to any liability under any Environmental Law or common law for the Release (as defined in CERCLA Section 101(22), 42 U.S.C. Section9601(22)) or threat of Release or for exposure or potential exposure to hazardous substances, hazardous materials, or hazardous wastes (as defined in any Environmental Law) arising from events occurring after the Closing Date, the parties agree as follows:

                  (a) The party whose act or omission caused, or which controlled the instrumentality giving rise to such liability shall defend, indemnify, and hold harmless the other party for such liability.

                  (b) In the event the parties do not agree which party is liable pursuant to subsection (a), the parties shall submit the dispute to a neutral third party arbitrator, mutually agreeable to both parties, for binding arbitration. Either party may initiate such arbitration by giving written notice to the other party 10 days prior to initiation of arbitration proceedings. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association ("AAA"). If the parties do not agree on an arbitrator, one shall be selected in accordance with the rules of the AAA. The arbitrator may determine that one or the other party is solely responsible for the liability, or may apportion liability between the parties.

                  (c) In the event the arbitrator is unable to make a liability determination, the parties agree to share equally any such liability.

                  (d) In the event a Response Action (as defined in CERCLA
Section 101(25), 42 U.S.C. Section 9601(25)) is necessary as a result of such liability, the Response Action selected shall be the most cost-effective response action which complies with applicable laws, regulations, or orders, and which interferes with the use of the Premises to the least extent practicable. If the parties do not agree on the appropriate Response Action, then the parties shall resolve the dispute in accordance with subsection (b).

                  SECTION 12. CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLER.

                  The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Seller in its sole discretion:

                  SECTION 12.1. Representations and Warranties of the Buyer. All representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects (and in all respects in the case of each representation and warranty that is qualified as to materiality) on and as of the Closing Date as if again made by the Buyer on and as of such date, and the Seller shall have received a certificate dated the Closing Date and signed by the President or any Vice President of the Buyer to that effect.

                  SECTION 12.2. Performance of the Obligations of the Buyer. The Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by the Buyer on or before the Closing Date, and the Seller shall have received a certificate dated the Closing Date and signed by the President or any Vice President of the Buyer to that effect.

                  SECTION 12.3. Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

                  SECTION 12.4.  No Violation of Orders.  No preliminary
or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect.

                  SECTION 12.5. Delivery of Ancillary Agreements. The Buyer shall have executed and delivered to the Seller each of the Ancillary Agreements.

                  SECTION 12.6 Opinion of Buyer's Counsel The Seller shall have received an opinion, dated the Closing Date, from counsel to the Buyer, in form and substance reasonably satisfactory to the Seller and its counsel, that:

                  (a) The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and each of the Parent and the Buyer has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted.

                  (b) Each of the Parent and the Buyer has the corporate power to enter into this Agreement and the Ancillary Agreements and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements and the performance of the obligations of the Parent and the Buyer hereunder and thereunder have been duly authorized by their respective Boards of Directors, and no other corporate proceedings on the part of the Parent or the Buyer are necessary to authorize such execution, delivery and performance. This Agreement and the Ancillary Agreements have been duly executed by the Parent and the Buyer and constitute the legal, valid and binding obligation of the Parent and the Buyer, respectively, enforceable against the Parent and the Buyer in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforceability of creditors' rights generally and except that the remedy of specific performance or similar equitable relief may be subject to equitable defenses and to the discretion of the court before which enforcement is sought.

                  (c) The execution, delivery or performance by the Parent and the Buyer of this Agreement and the Ancillary Agreements do not and will not violate or conflict with any provision of their respective Certificates of Incorporation or By-laws and do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument known to such counsel (after inquiry of appropriate officers of the Parent and the Buyer) to which the Parent or the Buyer is a party or by which it is bound or to which its properties or assets is subject.

                  Seller acknowledges that the Buyer's counsel is not admitted to practice law in California. Accordingly, as to the laws of California, such counsel may rely on an opinion of California counsel or may otherwise qualify its opinion in a manner reasonably acceptable to counsel for the Seller.

                  SECTION 12.7. Other Closing Documents. The Seller shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of the Buyer or in furtherance of the transactions contemplated by this Agreement as the Seller or its counsel may reasonably request.

                  SECTION 12.8. Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Buyer under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Buyer in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for the Seller.

                  SECTION 13. CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER.

                  The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Buyer in its sole discretion:

                  SECTION 13.1. Representations and Warranties of the Seller. All representations and warranties made by the Seller in this Agreement shall be true and correct in all material respects

(and in all respects in the case of each representation and warranty that is qualified as to materiality) on and as of the Closing Date as if again made by the Seller on and as of such date, and the Buyer shall have received a certificate dated the Closing Date and signed by the President or any Vice President of the Seller to that effect.

                  SECTION 13.2. Performance of the Obligations of the Seller. The Seller shall have performed in all material respects all obligations required under this Agreement to be performed by the Seller on or before the Closing Date, and the Buyer shall have received a certificate dated the Closing Date and signed by the President or any Vice President of the Seller to that effect.

                  SECTION 13.3. Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, including licenses and permits comparable to the Licenses and Permits, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date.

                  SECTION 13.4. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of the Business shall be in effect.

                  SECTION 13.5. Delivery of Ancillary Agreements. The Seller shall have executed and delivered to the Buyer each of the Ancillary Agreements.

                  SECTION 13.6. No Material Adverse Change. During the period from May 31, 1995 to the Closing Date, there shall not have been any material adverse change in the assets, properties, business, operations, prospects of the Business.

                  SECTION 13.7. Opinion of Counsel. The Buyer shall have received an opinion, dated the Closing Date, from counsel to the Seller, in form and substance reasonably satisfactory to the Buyer and its counsel, that:

                  (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Seller has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted. The Seller is duly qualified to do business as a foreign corporation and is in good standing in the Commonwealth of Massachusetts, the State of New York and in every jurisdiction where the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary and in which the absence of such qualification could have a material adverse effect on the business of the Seller.

                  (b) The Seller has the corporate power to enter into this Agreement and the Ancillary Agreements and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Ancillary Agreements and the instruments of conveyance executed by the Seller in connection with the sale of the Purchased Property and the performance of the obligations of the Seller hereunder and thereunder have been duly authorized by the Board of Directors of the Seller, and no other corporate proceedings on the part of the Seller are necessary to authorize such execution, delivery and performance. This Agreement, the Ancillary Agreements and the instruments of conveyance executed by the Seller in connection with the sale of the Purchased Property have been duly executed by the Seller and constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforceability of creditors' rights generally and except that the remedy of specific performance or similar equitable relief may be subject to equitable defenses and to the discretion of the court before which enforcement is sought.

                  (c) The execution, delivery or performance by the Seller of this Agreement, the Ancillary Agreements and the instruments of conveyance executed by the Seller in connection with the sale of the Purchased Property do not and will not violate or conflict with any provision of the Certificate of Incorporation or By-laws of the Seller and do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument known to such counsel (after inquiry of appropriate officers of the Seller) to which the Seller is a party or by which it is bound or to which its properties or assets is subject, nor will result in the creation or imposition of any Lien upon any of the properties or assets of the Seller, nor will result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits, authorizations or approvals referred to in Section 5.14.

                  (d) To the best of such counsel's knowledge after inquiry of appropriate officers of the Seller, except as set forth in Schedule 5.16, there are no claims, actions, suits, proceedings, labor disputes or investigations of any nature pending or threatened before any national, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator, brought by or against the Seller, any of its officers, directors, employees, agents or Affiliates involving, affecting or relating to the Purchased Property, the Business or the transactions contemplated by this Agreement. To the best of such counsel's knowledge after inquiry of appropriate officers of the Seller, neither the Seller, nor any of its assets or properties is subject to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, that could have a material adverse effect on the Purchased Property, the Business or that would or might interfere with the transactions contemplated by this Agreement.

                  SECTION 13.8. Other Closing Documents. The Buyer shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of the Seller or in furtherance of the transactions contemplated by this Agreement as the Buyer or its counsel may reasonably request.

                  SECTION 13.9. Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Seller under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Seller in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for the Buyer.

                  SECTION 14. TERMINATION.

                  SECTION 14.1. Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing:

                  (a)  By mutual consent of the Seller and the Buyer;

                  (b) By the Seller if, as of September 1, 1995, any of the conditions set forth in Section 12 shall not have been met;
or

                  (c) By the Buyer if, as of September 1, 1995, any of the conditions set forth in Section 13 shall not have been met.

                  SECTION 14.2. Effect of Termination. In the event of termination pursuant to Section 14.1, this Agreement shall become null and void and have no effect, with no liability on the part of the Seller, the Buyer or the Parent, or their directors, officers, agents or stockholders, with respect to this Agreement, except for the (i) liability of a party for expenses pursuant to Section 15.3 and (ii) liability for breach of this Agreement.

                  SECTION 15.  MISCELLANEOUS.

                  SECTION 15.1. Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect, provided, that the Buyer may assign its rights hereunder to an Affiliate and to any party providing financing in connection with the transactions contemplated hereby, provided further, that no such assignment shall reduce or otherwise vitiate any of the obligations of the Buyer hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

                  SECTION 15.2. Governing Law, Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the courts of the County of New York, State of New York or the United States of America for the Southern District of New York.

                  SECTION 15.3. Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated. The Seller shall pay all state and local sales, transfer, excise, value-added or other similar taxes, and all recording and filing fees that may be imposed by reason of the sale, transfer, assignment and delivery of the Purchased Property.

                  SECTION 15.4. Broker's and Finder's Fees. Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement other than Cowen & Company, whose fees and expenses shall, as between the parties hereto, be the responsibility of the Seller, and, insofar as it knows, no other broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.

                  SECTION 15.5 Access to Records. (a) For a period of six years after the date hereof (or the earlier termination of this Agreement), Seller shall have reasonable access to all of the books and records of the Business with respect to periods prior to the Closing Date that are held by the Buyer to the extent that such access may reasonably be required by the Seller in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. The Buyer shall afford such access upon receipt of reasonable advance notice and during normal business hours, the Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 15.5. If the Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, the Buyer shall, prior to such disposition, give the Seller a reasonable opportunity, at the Seller's expense, to segregate and remove such books and records as the Seller may elect.

                   (b) For a period of six years after the date hereof, the Buyer shall have reasonable access to all of the books and records relating to the Business which the Seller may retain after the Closing Date. Such access shall be afforded by the Seller upon receipt of reasonable advance notice and during normal business hours. The Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 15.5. If the Seller shall desire to dispose of any of such books and records prior to the expiration of such six-year period, the Seller shall, prior to such disposition, give the Buyer a reasonable opportunity, at the Buyer's expense, to segregate and remove such books and records as the Buyer may elect.

                  SECTION 15.6. Force Majeure. Neither party shall be liable for any failure of or delay in the performance of this Agreement for the period that such failure or delay is due to acts of God, public enemy, civil war, strikes or labor disputes, or any other cause beyond the parties' reasonable control. Each party agrees to notify the other party promptly of the occurrence of any such cause and to carry out this Agreement as promptly as practicable after such cause is terminated.

                  SECTION 15.7 Survival. All statements contained in any certificate or other instrument executed and delivered by the Seller or the Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the Seller or the Buyer, respectively, hereunder. All representations and warranties and agreements made by the parties hereto in this Agreement or pursuant hereto shall survive the Closing hereunder and any investigation at any time made by or on behalf of the Buyer or Seller, provided, however, that the Buyer shall not commence any action against the Seller in respect of any provision of this Agreement at any time more than 24 months after the Closing Date except with respect to a breach of the warranty contained in Section 5.27, with respect to Seller's indemnification obligations for Excluded Liabilities under Section 11.1(c) or with respect to Seller's indemnification obligations for environmental liabilities under Section 11.1(e), as to which the only limitations shall be those provided by applicable statutes of limitation.

                  SECTION 15.8. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

                  SECTION 15.9. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

                  If to the Seller:

                  Oncogene Science, Inc.
                  106 Charles Lindbergh Blvd.
                  Uniondale, New York 11553
                  Attention:  Steven M. Peltzman
                  Facsimile:  (516) 222-0114

                  Copy to:

                  Saul, Ewing, Remick & Saul
                  3800 Centre Square West
                  Philadelphia, Pennsylvania 19102
                  Attention:  Spencer W. Franck, Jr. Esq.
                  Facsimile:  (215) 972-7725

                  If to the Parent or the Buyer:

                  Calbiochem-Novabiochem
                    International, Inc.
                  10394 Pacific Center Court
                  San Diego, California 92121
                  Attention:  Stelios B. Papadopoulos
                  Facsimile:  (619) 450-5522

                  Copy to:

                  Willkie Farr & Gallagher
                  One Citicorp Center
                  153 East 53rd Street
                  New York, New York 10022
                  Attention:  Peter H. Jakes, Esq.
                  Facsimile:  (212) 821-8111

                   Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

                  SECTION 15.10.  Amendments; Waivers.  This Agreement
may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

                  SECTION 15.11. Public Announcements. The parties agree that after the signing of this Agreement, neither party shall make any press release or public announcement concerning this transaction without the prior written approval of the other party unless a press release or public announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the nondisclosing party prior notice and an opportunity to comment on the proposed disclosure.

                  SECTION 15.12. Entire Agreement. This Agreement and the Ancillary Agreements contain the entire understanding between the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

                  SECTION 15.13. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Seller, and the Buyer and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to the Seller or the Buyer. No provision of this Agreement shall give any third persons any right of subrogation or action over or against the Seller or the Buyer.

                   SECTION 15.14. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  SECTION 15.15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which shall constitute the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                           ONCOGENE SCIENCE, INC.

                           By:      /s/  Steven M. Peltzman
                                    ---------------------------------
                                    Name:   Steven M. Peltzman
                                    Title:  President and Chief
                                            Operating Officer

                           CALBIOCHEM-NOVABIOCHEM CORPORATION

                           By:      /s/  Stelios B. Papadopoulos
                                    ---------------------------------
                                    Name:   Stelios B. Papadopoulos
                                    Title:  Chairman and Chief
                                            Executive Officer

                           CALBIOCHEM-NOVABIOCHEM INTERNATIONAL, INC.

                           By:      /s/  Stelios B. Papadopoulos
                                    ---------------------------------
                                    Name:   Stelios B. Papadopoulos
                                    Title:  Chairman and Chief
                                            Executive Officer

                                   Exhibit "A"

                       Cambridge Sublease - Certain Terms

Sublease                See floor plan attached hereto as
Premises:               Schedule I

Prime Lease:            The sublease is made under and subject to all of
                        the terms and conditions of the prime lease between Seller and the Trustees of The Cambridge East Trust. The terms and conditions of the sublease shall be identical to those in the prime lease, except as set forth herein or as otherwise required to accommodate the intentions of Buyer and Seller. Except as set forth herein, Buyer shall be responsible for the performance of all of the obligations of the tenant under the prime lease with respect to the sublease premises. Buyer shall look solely to the overlandlord for the performance of services to be provided by the overlandlord with respect to the sublease premises, and Seller shall not be liable or otherwise responsible for the overlandlord's failure to provide the same.

Term:                   3 years

Renewal Terms:          Buyer may renew the sublease on an annual basis on 9
                        months, prior notice to Seller, provided that no such renewal shall extend the term of the sublease beyond the date on which the prime lease expires.

Rights of               Seller and, subject to the rights of
First Refusal:          Therion (if any), Buyer shall have a right of first
                        refusal if the other party desires (a) to assign its interest in the prime lease and/or the sublease or (b) to sublet all or any portion of the premises demised thereby.

Base Rent:              Buyer shall reimburse Seller for 50k of the Annual Fixed
                        Rent payable by Seller to the overlandlord pursuant to terms of the prime lease.

Additional Rent:        Buyer shall reimburse Seller for 5O% of Real Estate
                        Taxes and Operating Expenses
                                     payable by Seller to the overlandlord
                                     pursuant to terms of the prime lease.

Utilities and                        Each of Buyer and Seller shall pay 50% of
Other Shared                         the expenses incurred with respect to the
Expenses:                            line items included in the 1994/95 budget
                                     attached hereto as Schedule II; provided that with respect to each line item described in the budget, such 50t allocation shall be subject to periodic review and equitable adjustment based on the then current utilization of such item by each of the parties. (Amounts described in this paragraph shall not be duplicative of those described elsewhere in this Exhibit "A".) Each party shall have the right to install, at its own expense, one or more meters to segregate the measurement of that party's utilities usage and remove the cost thereof from the pool of shared expenses.

Insurance                            Buyer shall maintain (a) liability
Requirements:                        insurance in accordance with the terms of
                                     the prime lease and (b) casualty insurance with respect only to the contents of the sublease premises. Seller shall maintain all other insurance required by the prime lease, except that Seller shall not be responsible for insuring Buyer's personalty. Buyer and Seller shall name each other as additional insureds under insurance policies maintained pursuant to the terms of the sublease.

Non-Disturbance                      Seller shall use reasonable efforts to
Agreement:                           obtain for the benefit of Buyer a non-
                                     disturbance agreement from the
                                     overlandlord.

Improvements by                      Seller shall use its best efforts to
Buyer:                               obtain the overlandlord's consent to any
                                     alterations, installations and improvements proposed by Buyer with respect to the sublease premises.

Parking: Buyer shall have the right to use a mutually agreed upon number of the parking spaces that are currently available to Seller.

Therion                              Therion shall have no rights whatsoever

Biologics:                           with respect to any portion of 84 Rogers
                                     Street that is subleased to Buyer.

Overlandlord                         The overlandlord's unconditional written
Consent:                             consent to the sublease shall have been
                                     obtained prior to the execution and
                                     delivery of the sublease.

                                    EXHIBIT B

                     Terms of New Product License Agreement

                  1. Buyer shall have a right of first refusal to purchase a license to make, use and sell all research Products developed by Seller's cancer diagnostics business where the Seller has the right to do so. Such licenses shall be exclusive in the academic and industrial research markets and co-exclusive in the clinical research market.

                  2. Seller shall notify Buyer on a monthly basis of all such Products developed, and Buyer shall have a period of 30 days after notification to purchase a license. In each case, Buyer shall pay a one time license fee of $5,000 plus an additional 5% royalty on sales for the greater of the life of the intellectual property or ten years.

                  3. The rights described in Paragraph 1 above shall expire five years after the Closing Date (or sooner if Seller shall no longer be engaged in a cancer diagnostics business).

                  4. If Seller produces an initial batch of a Product with respect to which Buyer has purchased a license ("Licensed Product"), Buyer shall have the right to purchase such Licensed Product from the initial batch at a price equal to $175 per mg, but not greater than $2,500 for one-half of the batch, with such amounts being subject to adjustment for inflation.

                  5. In the event Buyer produces the initial batch of the Licensed Product pursuant to the license, Buyer would also grant Seller a similar right to purchase such Licensed Product from the initial batch at a price equal to $175 per mg, but not greater than $2,500 for one-half of the batch, with such amounts being subject to adjustment for inflation.

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
                                    EXHIBIT C

              Terms of Oncogene Science Trademark License Agreement

                  1. For a period of up to three years following the Closing Date, the Buyer will have the right to use the "Oncogene Science" name and related trademark in connection with the sale of the Products. Buyer shall use such name at all times together with its own corporate name, with the manner of such combination of names to be reasonably acceptable to the Seller. During the three year term, the Buyer shall slowly transition its catalogues, product labeling and promotional materials so as to de-emphasize the Oncogene Science name and emphasize its own corporate name and identification program.

                  2. The license shall be royalty free and exclusive to the Buyer.

                  3. During the period of the license, the Buyer will undertake to continue to operate the Business to the same high standards as it had been operated by the Seller so as to preserve the value of the Oncogene Science name.

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
                                    EXHIBIT D

                       Terms of Shared Services Agreement

                  During a term coincident with the Sublease of the Cambridge Premises, the Seller shall provide the following facilities and services to the
Buyer:

                  1. Seller's water purification system

                  2. Seller's dark room

                  3. Seller's animal facility (which the Buyer shall enlarge pursuant to an agreed upon design within six months after the Closing Date)

                  4.  Seller's glassware cleaning and sterilization facility

                  5. Supervisory and operating services relating to the operation of the animal facility and the glassware cleaning and sterilization facility

                  Such facilities and services are referred to as the "Core Services".

                  In addition, for a period not to exceed twelve months following the Closing Date, the Seller will provide the Buyer with access to and use of the Seller's research and development laboratory in 80 Rogers Street ("R&D Access").

                  Seller currently shares its animal facility and its glassware cleaning and sterilization facility with Therion Biologics Corporation. Accordingly, the Buyer will be entitled to share on an equal basis, the Seller's portion of such facilities and services.

                  The Seller will annually develop its estimate for the costs to operate the Core Services and deliver such estimate to the Buyer. The Buyer and the Seller will then meet to negotiate an appropriate sharing of such costs, based upon the experience of the parties as to Buyer's usage during the past year and Buyer and Seller's best estimate of the relative usage of such Core Services in the forthcoming year; provided, that with respect to the first twelve months of the agreement, the Buyer shall pay the Seller at the annual rate of $130,000 in equal monthly installments.

                  The Buyer will reimburse the Seller for R&D Access at the rate of $40,000 per year, payable in equal monthly installments; provided, that Buyer shall have the right to terminate its rights to R&D Access on 30 days notice. From and

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
after such termination, the Buyer shall have no further liability for R&D Access charges.

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
                                    EXHIBIT E

                  Terms of Shared Intellectual Property License

                  1. Seller shall grant Buyer a license to make, use and sell Products.

                  2. The license shall be royalty free, but shall bear existing royalties to third parties.

                  3. The license shall be exclusive in the academic and industrial research markets and co-exclusive in the clinical research markets.

                  4. The term of the license shall be co-extensive with the life of the underlying patents.

                  5. Buyer shall notify Seller promptly of any activity which constitutes infringement by a third party. Seller shall have the right, but not the obligation, at its expense, to commence action against the alleged infringer. If Seller does not determine to proceed within 120 days of such notification, Buyer shall have the right to commence such action. To the extent royalties are received pursuant to a settlement with an infringing party related to Products sold to the clinical research market, such royalties shall be shared equally by the Buyer and the Seller. The Buyer shall be entitled to all royalties related to Products sold to the academic or industrial research markets.

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
                                    EXHIBIT F

                     Terms of Transition Services Agreement

             For a period of three months following the Closing Date, the Seller and the Buyer will provide certain services to one another to facilitate the separation of their two businesses.

             The services to be provided will include:

         In the case of the Seller:    general administrative
                                       services, receptionist and
                                       secretarial support; assistance
                                       with the preparation of
                                       financial reports; management
                                       information systems ("MIS")
                                       support; and similar services.

         In the case of the Buyer:     manufacturing in connection
                                       with the inventory build for
                                       Seller's Diagnostics Business
                                       and such other support as may
                                       be required for Seller's
                                       Diagnostic Business.

             Each of the Seller and the Buyer will agree to provide up to one man month per month of services to the other party at no cost. If the services requested by either party of the other exceed this basic level of support, then the party requesting the services will pay the party providing the services at the rate of $500.00 per day. In addition, each party will reimburse the other for out-of-pocket expenses incurred in the course of rendering services under this agreement.

             During the Transition Services Agreement, the Buyer will take the necessary steps to put in place by the end of the three month term the following:

     -   Buyer's own telephone system and receptionist

     -   Buyer's own MIS system

     -   A security system for Buyer's portion of the Cambridge Premises

     - Signage on the 84 Rogers Street entrance to the Cambridge Premises reflecting the Buyer's name (together with an Oncogene Science Division designation).

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
        During the three months following the Closing Date, the Seller will take the necessary steps to put in place a security system for its R&D laboratory area within the Cambridge Premises (with the Buyer to share in the cost of such security system, and Buyer's R&D personnel to be granted access codes).

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
         All schedules to the Asset Purchase Agreement have been omitted, but will be furnished supplementally to the Securities and Exchange Commission upon request.

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